August 25, 2005

via U.S. mail and facsimile

John Murakami, Chief Financial Officer
Northwest Pipe Company
200 S.W. Market Street
Portland, Oregon 97201

	RE:	Form 10-K for the Fiscal Year ended December 31, 2004
		File No. 0-27140


Dear Mr. Murakami:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								John Hartz
Senior Assistant Chief Accountant


??

??

??

??

Mr. Gary T. Steele
March 9, 2005
Page 1 of 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE